PURCHASE AND SALE AGREEMENT
                 AND JOINT ESCROW INSTRUCTIONS

To: Chicago Title Company ("Escrow Agent")  Escrow No.:8307017-M23
16969 Von Karman, Suite 200         Title Order No.: 8137505-X59; 158179NBU
Irvine, California 92606            Title Officer: Clark McKinnon
                                   Escrow Officer: Margie Wheeler

     THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW
INSTRUCTIONS ("Agreement") is made and entered into and is effective as of the 12th day of May, 1998 (the "Effective Date"), by and between THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK, a
New York mutual life insurance company ("Seller"), and ARDEN
REALTY LIMITED PARTNERSHIP, a Maryland limited partnership ("Buyer").

                            Recitals

A.   Seller is the owner of the Property (as defined below).

B. Seller has agreed to sell the Property to Buyer, and Buyer has agreed to purchase the Property from Seller, such purchase and sale being made upon and subject to the terms and conditions set forth in this Agreement.

Agreement

     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as set forth below.

1. Purchase and Sale of the Property. Seller agrees to sell, assign, convey, and transfer to Buyer all of Seller=s right, title and interest in and to the following real and personal property described in subsections (a) through (g) below (collectively referred to herein as the "Property"), and Buyer hereby agrees to purchase and accept the Property, and assume the obligations in connection therewith, subject to and in accordance with the terms and conditions contained in this Agreement:

     (1) Land. Subject to general and special real estate taxes and assessments, and all matters of record or apparent from an inspection or survey, Seller's interest in that certain real property located at 100 Oceangate, in the City of Long Beach, County of Los Angeles, State of California (the "Land"), which real property is more particularly described on Exhibit "A", together with that certain leasehold interest of Seller more particularly described on Exhibit "A-1" attached hereto.

     (2) Improvements. Those certain fixtures and improvements located on the Land and described on Exhibit AB@ attached hereto (collectively, the "Improvements"), including one office building, parking structure, driveways, hardscaping, and related improvements, together with fixtures attached thereto, it being understood and agreed, however, that Buyer shall have no right, title or interest in or to any of such fixtures and improvements which are the property of the tenants of the Property (the "Tenants") under the Leases (as defined below). The Land and the Improvements may be collectively referred to herein as the "Real Property."

     (3) Personalty. That certain tangible personal property of Seller which is located on or in the Land or the Improvements and which is described on Exhibit "B" attached hereto (collectively, the "Personalty"), it being understood and agreed, however, that Buyer shall have no right, title or interest in or to (and the "Personalty" shall not include) (i) any personal property on the Improvements which is the personal property of the Tenants pursuant to the Leases, and (ii) any lap-top computers which are the personal property of Seller and are located in the on-site offices of the Real Property.

     (4) Appurtenances. All of Seller's rights, privileges and easements appurtenant to the Land, all development rights and air rights relating to the Land and any and all easements, rights-of-way and other appurtenances used in connection with the beneficial use and enjoyment of the Land, but excluding all water, water rights and water stock, and excluding minerals and mineral rights of every kind (including oil, gas and other hydrocarbon substances) on or under the Land.

     (5) Leases. Seller's interest in all leases, subleases, licenses, concessions, and other forms of agreement in effect as of the Effective Date or entered into after the Effective Date, and remaining in effect as of the Closing Date (as defined below), granting to any party or parties the right of use or occupancy of any portion of the Land and/or Improvements, and all renewals, modifications, amendments, guarantees, and other agreements affecting the same (together, the "Leases").

     (6) Awards. All right, title and interest of Seller in and to any unpaid awards for damages to the Land and/or Improvements resulting from any taking in eminent domain or by reason of change of grade of any street accruing after closing of the purchase and sale pursuant to this Agreement.

     (7) Intangible Property. Except the name of Seller or affiliated entities, all of the interest of Seller in any intangible property now or hereafter owned by Seller and used or designed for use in connection with the Land, Improvements and/or
Personalty, and any contract or lease rights, licenses, permits, certificates of occupancy, franchises, agreements, utility contracts and agreements (including sewer and water line agreements), telephone listings and numbers used by Seller at the Real Property, unexpired claims, signs, trade names, logos, trademarks and service marks arising from or related to the Real
Property (other than Seller's name or marks), warranties, guaranties and sureties belonging to Seller, or other rights relating to the ownership, development, construction, design, use and operation of the Land and/or Improvements (together, "Intangible Property"), so long as and to the extent that said
Intangible Property may be transferred or assigned, and is not specifically excluded from the Bill of Sale (as defined below).
Notwithstanding anything to the contrary herein, Intangible
Property does not include (i) any refunds of taxes or assessments which were paid by Seller or Seller's predecessor in interest, prior to close of the purchase and sale pursuant hereto, or of insurance premiums paid by Seller or Seller's predecessor-in-interest and attributable to the period prior to the Closing Date
(without regard to when such refunds are received), (ii) condemnation or other awards which represent refunds of amounts paid by Seller or any predecessor-in-interest prior to the Closing Date or awards for property damage (other than amounts to be credited to Buyer pursuant to Section 13 of this Agreement) or otherwise relating to the Property, (iii) any claims of Seller existing as of the Closing Date against Tenants for delinquent rents, to the extent not subsequently paid or credited to Seller, or (iv) claims of Seller made pursuant to or arising in connection with the litigation matters set forth on Exhibit "C" attached hereto (the "Litigation Claims"); provided, however, that Litigation Claims do not include any rents or other income relating to the period after the Closing Date with respect to Leases as to which the Tenant continues to occupy the leased premises after the Closing Date.

2.   Opening of Escrow and Deposit.

     (1)  General Instructions.   Chicago Title Company is hereby
designated as escrow holder ("Escrow Agent"), to act in accordance with this Agreement. Escrow Agent's general conditions or provisions, which are attached hereto as Exhibit "D", are incorporated by reference herein (with the changes noted thereon); provided, however, that in the event of any inconsistency between Exhibit "D" and any other provisions of this Agreement, the provisions of this Agreement shall control over the provisions of Exhibit "D." Buyer and Seller shall each execute, deliver and be bound by such further escrow instructions or other instruments as may be reasonably requested by the other party or by Escrow Agent from time to time, so long as the same are consistent with this Agreement, and upon execution thereof by both Seller and Buyer, such escrow instructions shall be deemed to be a material part of this Agreement. Escrow Agent needs to be concerned only with those provisions of this Agreement that instruct it to perform specific acts or with respect to which escrow holders generally and reasonably would be expected to act. Escrow Agent shall comply, but shall have no liability whatsoever for complying, with the unilateral instructions of only one party without the consent of the other party hereto if expressly required to do so in this Agreement.

     (2) Opening of Escrow; Deposit. Concurrently with its execution of this Agreement, Buyer shall open an escrow with Escrow Agent
(the "Escrow") by delivering to Escrow (with a copy to Seller), an executed copy of this Agreement, and a deposit in the form of immediately available funds in the amount of Five Hundred
Thousand Dollars ($500,000.00) (such deposit, together with all interest accrued thereon, is referred to herein as the "Deposit"). Escrow Agent shall retain possession of the Deposit until delivery or return thereof is permitted or required under this Agreement. The Deposit shall be deposited by Escrow Agent in an interest-bearing account with the interest thereon to be disbursed with the Deposit in accordance with the provisions hereof.

     (3) Disposition of Deposit. As of 5:00 p.m. Pacific Daylight Time ("PDT") on the date of expiration of the Investigation
Period (as defined below), without written cancellation of the Escrow by Buyer, the Deposit shall immediately become non-refundable (except upon (i) default by Seller (giving effect to any applicable cure period), or (ii) failure to occur of any of the conditions set forth in subsection 7(a) below other than as a result of the conduct or omissions of Buyer), shall immediately be deemed to have been fully earned by Seller, and shall be delivered by Escrow Agent to Seller on or before the date which is one business day after the expiration of the Investigation
Period. If Buyer provides Notice (as defined below) to Seller, during the Investigation Period, of Buyer's cancellation of Escrow as a result of information obtained by Buyer during the Investigation Period (other than information relating to Approved Conditions, as defined below), then Escrow Agent shall return the Deposit to Buyer, net only of Buyer's share of the costs and expenses of Escrow and title. If the purchase and sale shall close pursuant to this Agreement, the Deposit shall be credited against the Purchase Price (as defined below) at the close of Escrow.

     (4) Closing. The Escrow shall close, as evidenced by recordation of a Grant Deed in accordance herewith (the "Closing"), on a date mutually agreed to by the parties, but in all events on or before May 22, 1998 at 5:00 p.m. PDT (the "Outside Closing Date"). If Buyer does not cancel the Escrow during the Investigation Period as herein permitted, and Escrow thereafter fails to close on or before the expiration of the Outside Closing Date, for any reason, then (i) this Agreement shall terminate and, except for provisions which expressly survive a termination, neither party shall have any further obligation to the other hereunder; and (ii) Escrow shall be canceled and the Deposit shall be distributed to Seller; provided, however, that if Escrow fails to close on or before the Outside Closing Date due solely to a default by Seller or to a failure to satisfy any of the conditions set forth in subsection 7(a) below other than as a result of the conduct or omission of Buyer, then the Deposit shall be distributed to Buyer.
(1)  3.   Purchase Price.  The "Purchase Price" for the Property
shall be Twenty-Three Million Four Hundred Thousand Dollars ($23,400,000.00) payable in immediately available funds upon Closing, and otherwise in accordance with the terms and conditions contained in this Agreement.

4. Prorations. The following items shall be prorated as of the date of Closing (the "Closing Date") and such prorations shall be reflected on the settlement statements prepared by Escrow Agent on the Closing Date and shall serve to adjust the Purchase Price. Such prorations shall be made on the basis of a 365-day year, as of 12:01 a.m. on the Closing Date.

     (1)  Rents.

          (1) All rentals, receipts and other revenues from the Property, including base rents, percentage rents and additional rents (other than those referenced in Section 4(b) below) (collectively, "Rents"), which have been actually received by Seller and which are payments under Leases for the period from and after the Closing Date, shall be credited to Buyer, and Buyer shall be entitled to collect all Rents which are delinquent or due on or after the Closing Date.

          (2) All Rents collected by Buyer after the Closing Date with respect to each Lease for which Rent payments are delinquent at Closing by not more than thirty (30) days and subject to Seller=s retained right to sue therefor with respect to delinquent Rents accruing prior to the Closing Date, to the extent not paid or credited to Seller, shall be credited and paid by Buyer as follows: first to Seller for amounts due before the Closing Date, but unpaid prior to the Closing Date, and second to Buyer;

          (3) All Rents collected by Buyer after the Closing Date with respect to each Lease for which Rent payments are delinquent at Closing by more than thirty (30) days shall (subject to Seller=s retained right to sue therefor with respect to delinquent Rents accruing prior to the Closing Date, to the extent not paid or credited to Seller) be credited and paid by Buyer as follows: first to Buyer in an amount equal to amounts due as of the date of collection but after the Closing Date, and second to Seller in an amount equal to amounts due prior to the Closing Date and unpaid as of the Closing Date;

          (4) Notwithstanding the foregoing, with respect to any Lease for which Rent is paid in arrears, Rent received by Buyer after the Closing shall be credited to the Rent in arrears for the previous month before it is credited to current month or advance Rents;

          (5) Any delinquent Rents which, as so credited, relate in whole or part to any period prior to the Closing Date shall be remitted by Buyer to Seller when collected by Buyer (net only of Buyer's proportionate share of any reasonable out-of-pocket collection expenses actually incurred by Buyer); and

(6) In addition to the foregoing, any tenant improvements, leasing commissions or other monetary obligations of the landlord under Leases entered into after the Effective Date pursuant to
Section 6(c) below, which obligations have been paid by Seller, shall be credited to Seller.

     (1)  (2)  Lease Operating Cost Pass-Throughs.

          (1) All operating cost pass-throughs for taxes, utilities, insurance, common area maintenance charges or other current operating costs and cost of living escalation amounts ("CAM Charges") (A) paid by Tenants and which have been actually received by Seller and which are allocable to the period from and after the Closing Date, shall be credited to Buyer, and (B) payable by Tenants but unpaid as of the Closing Date and attributable to the period before the Closing Date, shall (subject to Seller's retained right to sue Tenants for such amounts) be subject to collection by Buyer after the Closing Date and upon such collection shall be credited and paid by Buyer as set forth herein below.

          (2) All CAM Charges collected by Buyer after the Closing Date with respect to each Lease for which such payments are delinquent at Closing by not more than thirty (30) days shall (subject to Seller's retained right to sue therefor with respect to delinquent CAM Charges accruing prior to the Closing Date, to the extent not paid or credited to Seller) be credited and paid by Buyer as follows: first to Seller for amounts due before the Closing Date, but unpaid prior to the Closing Date, and second to Buyer;

          (3) All CAM Charges collected by Buyer after the Closing Date with respect to each Lease for which such payments are delinquent at Closing by more than thirty (30) days shall (subject to Seller's retained right to sue therefor with respect to delinquent CAM Charges accruing prior to the Closing Date, to the extent not paid or credited to Seller) be credited and paid by Buyer as follows: first to Buyer in an amount equal to amounts due as of the date of collection but after the Closing Date, and second to Seller in an amount equal to amounts due prior to the Closing Date and unpaid as of the Closing Date; and

          (4) With respect to any Lease for which CAM Charges are paid in arrears, CAM Charges received by Buyer after the Closing under such Lease shall be credited to the CAM Charges in arrears before the same are credited to current month or advance CAM Charges under such Lease. Any delinquent CAM Charges which, as so credited, relate in whole or part to any period prior to the Closing Date shall be remitted by Buyer to Seller when collected by Buyer (net only of Buyer's proportionate share of any reasonable out-of-pocket collection expenses actually incurred by Buyer).

     (3) Property Taxes. All real property taxes for the current (1997-98) tax year which are due and payable on or before the Closing Date and all real property taxes for years prior thereto shall be paid by Seller on or before the Closing Date, and prorated as of the Closing Date for the 1997-98 tax year (on the basis of the portion of the 1997-98 tax year which falls after the Closing Date, and based upon the most recent assessment and levy). Any adjustments to such taxes for the 1997-98 tax year (with the exception of any readjustment as a result of the sale contemplated hereby) shall be adjusted between Seller and Buyer promptly upon receipt by Buyer of the actual bills for such taxes. Seller shall (subject to any refund rights of tenants) be entitled to retain for its own account any and all refunds (whenever received) of taxes and assessments paid by Seller prior to the Closing Date, including any of the same that shall result from pending property tax appeals, if any, relating to the Property or the personalty associated therewith.

     (4) Assessments. All assessments, special assessments and other like charges imposed against the Property, or any part thereof, by reason of roadways, utility lines, streets, alleys or other improvements in existence, under construction or planned and payable on or prior to the Closing Date shall be prorated to such date. All such assessments, special assessments and other charges affecting the Property and payable after the Closing Date shall be the sole responsibility of Buyer. All pending refunds of assessments paid by Seller prior to the Closing Date, if any, shall be delivered to and retained by Seller.

     (5) Security Deposits. All security and other deposits, if any, including any accrued interest thereon if such interest is required to be remitted to Tenants pursuant to their respective Leases, received by Seller on or before the Closing Date on behalf of any Tenants under any Leases (and not subject to current or past application against Lease obligations pursuant to the Leases), shall be credited to Buyer, and Escrow shall deliver a notice to the Tenants, in the form of Exhibit "E": attached hereto, advising Tenants that: (i) Buyer has purchased the Property, (ii) the security deposit, if any, has been delivered to Buyer in connection with such sale, and (iii) Seller is relieved of any and all liability for any such security deposit.

     (6) Utility Charges and Other Expenses. Prepaid water, sewer, and other utility charges and similar Property expenses allocable to the period from and after the Closing Date shall be credited to Seller, and accrued water, sewer, and other utility charges and similar Property expenses shall be credited to Buyer. After the Closing, outside of Escrow, the parties shall make any readjustments necessary based upon a final billing obtained by Buyer or actual subsequent readings of utility meters respecting that billing period in which the Closing occurred. All utility security deposits, if any, shall either be retained by Seller without adjustment or, at Seller's option, shall be delivered to Buyer and credited to Seller.

     (7) Service Contracts. Prepaid charges in connection with any Service Contracts (as defined below) which Buyer assumes pursuant hereto, and any licenses or permits issued in connection with the Property (to the extent transferrable) shall be credited to Seller. Accrued charges payable for the period up to the Closing Date and unpaid as of the Closing in connection with such Service Contracts, licenses or permits (to the extent transferrable) shall be credited to Buyer.

     (8) Tenant Allowances and Leasing Commissions. Amounts due from Seller for tenant improvements and leasing commissions under Leases (other than Leases or Lease modifications approved by Buyer under Section 6), with respect to unpaid tenant improvement costs, or leasing commissions (excluding any commissions which may be due after the Effective Date with respect to options, extensions, expansions or renewals), which amounts are unpaid as of the Closing Date, shall be credited to Buyer on the Closing
Date, and at Closing, Buyer shall assume the liability for payment thereof. Seller shall receive a credit for all amounts paid by Seller for leasing commissions and tenant improvements pursuant to Section 6 below (including without limitation in connection with the proposed Lease to Michael Danner and all other Leases approved by Buyer under Section 6 below; provided, however, that the leasing commissions and tenant improvement expenses for the proposed Lease to Carroll, Kelly & Trotter with respect to Suite 800 (the "Trotter Lease"), having been approved by Buyer pursuant to Section 6 below, shall be split 50% each, with the initial credit to Seller at Closing to be (i) $30,714.62 in favor of Seller (assuming no approved change orders prior to the Closing Date) in connection with the tenant improvement construction contract, and (ii) $5,090.70 for leasing commissions, with additional payments to be made by Buyer to Seller, post-Closing in the event that the actual costs under the construction contract increase as a result of change orders, if any, which increase the cost of construction and are consented to by Buyer, but which are not required to be paid for by the tenant, with Buyer's share of such additional costs to be paid by Buyer to Seller within ten (10) days after Seller's written request therefor and delivery of copies of the change orders evidencing such increased costs. In connection with the Closing, Seller shall deliver to Buyer any tenant improvement funds paid by Tenants and held by Seller as of the Closing Date with respect to uncompleted tenant improvements or which are subject to refund to Tenants and Buyer shall assume Seller's liability to provide such tenant improvements and make such refunds: provided, however, that Buyer shall not assume the obligations to complete tenant improvements under the Trotter Lease (it being understood that Seller shall be responsible for completion of such improvements and payment of such expenses). In addition to the foregoing, an amount equal to the value of "free rent," if any, specified in the Leases for the one (1) year period commencing on the Closing Date (exclusive of any Leases or Lease modifications approved by Buyer under Section 6), to the extent the existence of such free rent was not disclosed to Buyer in the offering circular or pursuant to other materials delivered to Buyer on or before the Effective Date, shall be credited to Buyer on the Closing Date, by multiplying the number of months of free rent with respect to each particular Lease during the one (1) year period following the Closing Date, by the base monthly rental rate payable under that Lease in the first month in which rent is payable. On or before 9:00 a.m. PDT on May 8 , 1998, Buyer shall deliver to Seller a list of Leases as to which free rent is due within the specified period and the amounts of free rent due as to each such Lease (the "Free Rent List"). Seller shall deliver to Buyer a Notice specifying any exceptions (based upon correctness or prior disclosure to Buyer) on or before 9:00 a.m.
PDT on May 11, 1998.  If Seller's Notice is not satisfactory to
Buyer, Buyer shall cancel the Escrow in accordance with Section
5(c) or proceed to Close and waive any objections to Seller's
Notice.  If Seller fails to deliver timely Notice, the Free Rent
List shall be deemed to be correct.

     If any of the prorations described in this Section 4 cannot be calculated accurately on the Closing Date, then the same shall be calculated as soon as reasonably possible thereafter and either party owing the other party a sum of money based on such subsequent prorations shall promptly pay said sum to the other party. If either party owing funds to the other after the Closing Date pursuant to this Section does not remit them within thirty (30) days after demand therefor (which demand shall also include invoices or other appropriate documentation in support thereof), such funds shall thereafter bear interest at a "Default Rate" equal to five percent (5%) above the highest rate as announced from time to time by Chase Manhattan Bank, N.A. at its principal office in New York City as its "prime rate," as the same shall fluctuate from day to day, or, if lesser, the maximum rate permitted by law.

     (i) Lease Terminations - O'Flaherty & Belgum and Josi & Dold. Seller hereby advises Buyer that Seller intends to, and Seller reserves the right to, terminate those certain leases entered into by Seller with O'Flaherty & Belgum and Josi & Dold, with respect to Suites 500 and 800 respectively, which tenants are tenants that are currently in default with respect to their Leases. In the event that Seller successfully negotiates a termination of the Josi & Dold Lease prior to the Closing, then Buyer acknowledges and agrees that Buyer shall not be entitled to any credit in connection with the Closing as a result of the termination of such Lease (as Carol, Kelly, & Trotter have agreed to let the Josi & Dold space), and Seller shall retain its rights to commence and maintain an action against Josi & Dold with respect to that Lease, and the Lease shall not be assigned to Buyer. In the event the Josi & Dold Lease is not terminated prior to the Closing Date, then Buyer shall assume the Lease (and rights and obligations thereunder from and after the Closing
Date), so as to enable Buyer to pursue an unlawful detainer proceeding and a proceeding against Lease collateral and guarantors after the Closing Date, in which event any recovery of Rents, any security deposit, and proceeds of collateral for such Lease, shall be applied first to Rents accruing after the Closing Date and prior to the date of rent commencement under the Trotter Lease, and then against Rents in arrears prior to the Closing Date. With respect to the O'Flaherty & Belgum space, without regard to whether Seller successfully terminates the Lease prior to the Closing, Seller shall retain the right to pursue its claims against such tenant following the Closing with respect to all Rents arising under the Lease, Buyer shall use its best efforts to let the space following the Closing in accordance with
Section 16(r) below, and Seller shall place in Escrow the sum of $60,000.00 (the "Funds"), for credit and release to Buyer on September 5, 1998, if and to the extent, despite Buyer's compliance with its obligation to attempt to relet the premises, Buyer does not either receive Rents with respect to the O'Flaherty & Belgum Lease after the Closing, or relet such premises within the period between the Closing Date and September 5, 1998 (the "Remaining Lease Period") to a new tenant. If Buyer receives Rents with respect to the O'Flaherty & Belgum Lease after the Closing, or leases such premises during the Remaining Lease Period, Buyer shall be entitled to recover the Funds from Escrow only if, and to the extent, the Rents payable for the Remaining Lease Period (calculated based upon average rent during the initial year of the new lease and applying it ratably throughout such period, even if not so paid) by any new tenant, and any Rents paid with respect to the O'Flaherty & Belgum Lease after the Closing, shall be less than Rents due during the Remaining Lease Period under the O'Flaherty & Belgum Lease, and the remaining portion of the Funds shall be released to Seller. Without limiting the generality of the foregoing, if the O'Flaherty & Belgum Lease is not terminated prior to the Closing Date, then Buyer shall assume such Lease (and rights and obligations thereunder from and after the Closing Date), so as to enable Buyer to pursue an unlawful detainer proceeding and a proceeding against Lease collateral and guarantors after the Closing Date, in which event any recovery of Rents, any security deposit, and proceeds of collateral for such Lease, shall be delivered to, and retained by, Seller (after deducting for Buyer's reasonable out-of-pocket legal fees, costs and expenses to the extent not collected in such action). Buyer and Seller shall cooperate with each other in pursuing unlawful detainer proceedings against such tenants, and proceedings against Lease collateral and guarantors in connection with such Leases.

     With respect to the leasing of Suite P-220, as to which Buyer and Seller anticipated that the existing lease with Alliance Shippers, Inc. ("Alliance"), which Lease expired April 30, 1998 would be renewed at market rates, the parties agree that, if Suite P-220 is not relet effective on or before the Closing Date (either to Alliance or another tenant, in each case as approved by Buyer pursuant to Section 6 hereof), Buyer shall receive a credit against the Purchase Price in the amount of One Hundred Seventy-Five Thousand Dollars ($175,000.00).

5.   Due Diligence Investigation Period.

     (1)  Due Diligence Materials.

          (1) Materials Previously Delivered; Approved Conditions. On or before April 22, 1998, without any representation or warranty as to accuracy or completeness, Seller made available to Buyer the following reports, information and studies:

               (1) Robert Englekirk Consulting Structural Engineers letter dated March 3, 1998 and relating to the REI Seismic Study - Phase III;

               (2) Phase I Environmental Site Assessment Document No. 4738-052-E01 dated September 9, 1997, and prepared by ENSR;

               (3)  Seismic Study - Phase III, dated April 1991;

               (4) Structural plans relating to the Property, prepared as of July 31, 1991, by Robert Englekirk;

                (5) A Certificate of Occupancy - Seismic Upgrade, issued by the City of Long Beach as of April 9, 1992;

               (6) A Beam Cyclic Loading Test prepared by SEQAD Consulting Engineers, Report No. 91-03 dated March 1991; and

               (7)  Re Job No. 90-060 dated January 1991.

               By execution and delivery hereof, Buyer
acknowledges and agrees that it has, for information purposes only (and not for reliance thereon) received and reviewed all of such reports, and conducted such additional testing, obtained such additional reports, and conducted such additional investigations as Buyer has deemed necessary or appropriate in connection with purchase of the Property, relating to the structural condition of the Real Property, seismic compliance and soundness of the Improvements, and environmental condition of the Real Property and the surrounding property (collectively, the "Approved Conditions"). Based on the foregoing, Buyer hereby acknowledges and agrees that Buyer shall not be entitled to conduct any further review of, or diligence with respect to, the Approved Conditions, and that the Approved Conditions shall not, under any circumstances, form a basis for Buyer to determine not to purchase the Property, and shall not be a basis for cancellation of Escrow during the Investigation Period.

          (2) Additional Deliveries. Buyer agrees and acknowledges that, on or before the opening of Escrow (the "Diligence Date"), without any representation or warranty as to accuracy or completeness, and only to the extent within the physical possession of Seller, and only to the extent not previously provided, Seller has either (at Seller's option) delivered to Buyer or made available for inspection (and copying) by Buyer at Buyer=s expense, at the Property and/or the offices of Seller (except that the items listed in (A) below shall be delivered by Seller to Buyer), the following items relating to the Property:

               (1) Preliminary title reports or commitments issued by Chicago Title Company ("Title Company"), dated January 15, 1998 (the
                   "Preliminary Report"), relating to the Real Property, which
                    Buyer may use to obtain, directly from the Title Company, copies of those documents referenced as exceptions in the Preliminary Report, so that, to the extent Buyer wishes to do so, it shall be able to review all such documents;

               (2) The current Tenants' Leases, including any and all amendments thereto; Service Contracts; maintenance records; copies of current utility bills (to the extent received); copies of architectural plans and "as-built" drawings (if any) for the buildings (which Buyer understands do not necessarily reflect the present state of the buildings); building permits, certificates of occupancy, and licenses pertaining to the Property to the extent they remain in effect; copies of any written warranties relating to the Personalty; copies of insurance claim reports, if any; and Seller's Real Property operating statements for calendar years 1996 and 1997, and monthly operating statements for January 1998 through March 1998;

               (3) Copies of all real property tax and assessment bills received by Seller for the 1996-97 and 1997-98 tax years;

               (4)  Capital expenditures list for 1997 and 1998; and

               (5) Assignment of Magnolia Street Ground Lease, dated December 14, 1973, by and between Boise Cascade and Seller.

     (2) ALTA Survey. In the event that Buyer determines that it desires to obtain, in addition to the survey delivered by Seller to Buyer, an American Land Title Association survey for Buyer's account with respect to the Property (the "Survey"), Buyer may obtain such a Survey during the Investigation Period, at Buyer's sole cost and expense; provided, however, that if Buyer fails to obtain the Survey prior to the end of the Investigation Period, Buyer must either cancel Escrow or proceed to purchase the Property based solely on Title Company's agreement to provide standard title insurance coverage (with exceptions for any items a survey would disclose and for any items disclosed by a Survey obtained after the end of the Investigation Period). Without limiting the generality of the foregoing, Buyer acknowledges and agrees that Buyer's failure to obtain a Survey prior to the end of the Investigation Period shall not be deemed a default hereunder or a failure of a condition to Buyer's obligation to Close, but Buyer's delay in obtaining the Survey shall not extend the Investigation Period or the Outside Closing Date, and, to the extent any items are disclosed to Buyer in a Survey delivered to Buyer after the end of the Investigation Period, such items shall be deemed "Permitted Exceptions" (as defined below).

     (3) Investigation Period. Beginning upon the date of Buyer's and Seller's execution and delivery of the Entry Permit (as defined below), and terminating as of 5:00 p.m. PDT on May 13, 1998 (the "Investigation Period"), Buyer may, subject to the limitations set forth in this Agreement and in the Entry Permit, investigate any and all aspects of the Property; provided, however, Buyer shall not investigate the Approved Conditions after the execution of this Agreement. To the extent Buyer is entitled to investigate particular matters during the Investigation Period, Seller, at no cost or expense to Seller, shall reasonably cooperate with Buyer to the extent Seller's cooperation is required for Buyer to obtain public information pertaining to the Property from governmental agencies. If, in Buyer's sole discretion, Buyer disapproves of any aspect of the Property (including the form and/or status of the Lease described on Exhibit "A-1") other than the Approved Conditions, Buyer may cancel the Escrow by Notice to Seller delivered to Seller on or before 5:00 p.m. PDT on the last day of the Investigation Period.
If Buyer does not timely cancel Escrow as set forth in the above sentence, Buyer shall be unconditionally obligated to purchase the Property without any contingencies (other than Section 7(a) conditions precedent). Upon termination of the Investigation
Period without timely cancellation of Escrow, the Deposit shall be non-refundable in favor of Seller, and shall be released to Seller by Escrow Agent on the first business day following the expiration of the Investigation Period, without further act of Buyer. If Escrow is canceled during the Investigation Period in accordance herewith, Buyer shall deliver to Seller, for retention by Seller, all information, studies, and reports obtained or made by Buyer or its agents relating to the Property. In addition, if Escrow is canceled during the Investigation Period in accordance herewith, Seller shall instruct Escrow Agent to refund the Deposit to Buyer, net only of Buyer's share of costs and expenses of the Escrow and title. Buyer's inspection, investigation and survey of the Property , prior to execution hereof and during the Investigation Period, shall be in lieu of any notice or disclosure required by Section 25359.7 of the California Health and Safety Code, or by any provision of the Civil Code or pursuant to any other applicable law, and Buyer hereby waives any requirement for a notice pursuant to those provisions. Buyer shall be deemed to have approved all conditions pertaining to the Property unless it cancels Escrow in accordance herewith (on the basis of a condition other than an Approved Condition) on or before the end of the Investigation Period. Notwithstanding anything to the contrary herein, if Buyer desires to undertake any testing, investigation or inspection of the Land (other than in connection with the Approved Conditions) Buyer shall perform such inspections, investigations or tests on or before the expiration of the Investigation Period, using only consultants on a list to be provided by Seller upon Buyer's written request therefor.

     (4) Title. Not later than 5:00 PDT on May 6, 1998, Buyer may provide Notice to Seller that Buyer disapproves of one or more matters affecting title to the Property (the "Title Notice Date") and request that Seller correct such deficiency. All matters affecting title to the Property which are not disapproved by Buyer by Notice to Seller on or before the Title Notice Date, together with all matters consented to by Buyer or created by Buyer or its agents, or by a tenant (without Seller's written consent), shall be deemed to be "Permitted Exceptions" for the purposes of this Agreement. In the event Seller receives no such Notice, all matters affecting title to the Property shall be deemed Permitted Exceptions. If Buyer timely and properly objects to a title matter, Seller shall, in the exercise of its sole discretion, at least one (1) day prior to the end of the Investigation Period, advise Buyer whether Seller intends to correct the title objection or provide endorsement coverage with respect thereto prior to the close of Escrow. If Seller elects not to correct the deficiency or provide endorsement coverage with respect thereto, or if Seller provides no Notice to Buyer of its intent with respect thereto (in which event Seller shall be deemed to have elected not to correct the deficiency or provide endorsement coverage with respect thereto), Buyer shall be required, either to waive its objection or cancel Escrow by Notice delivered to Seller and Escrow Agent on or before the expiration of the Investigation Period. Subject to any deficiency which Seller has agreed to correct or endorse prior to the close of Escrow, if Buyer does not cancel Escrow during the Investigation Period, Buyer shall be deemed to have waived its previous objections to matters affecting title to the Property, which objections shall thereafter be deemed included in the "Permitted Exceptions." Notwithstanding the foregoing, Seller agrees to use its reasonable efforts to cause the removal from the Title Policy (by removal, indemnity or endorsement), prior to Closing, of all monetary encumbrances recorded against the Real Property after the end of the Investigation Period, other than
(i) liens recorded as a result of acts or omissions of Buyer, and
(ii) liens recorded as a result of acts or omissions of Tenants.

     (5) Title Commitment. On or before the expiration of the Investigation Period, Buyer shall have obtained from Title Company Commitments to issue, in a form acceptable to Buyer, a standard coverage policy of title insurance (collectively, the "Title Policy") dated as of the Closing Date in an amount which, in the aggregate, is equal to the amount of the Purchase Price, showing fee title to, the Property vested in Buyer, subject only to the Permitted Exceptions, and with such endorsements and such exclusions as shall be acceptable to Buyer (each, a "Commitment"). If Buyer fails to obtain the Commitments, Buyer shall be required to close Escrow (subject only to the conditions in Section 7(a)) notwithstanding that Buyer may not be able to obtain, thereafter, a Title Policy in a form acceptable to Buyer with respect to the Property.

     (6) Buyer's Right of Entry. Prior to the Effective Date, Buyer and Seller have entered into that certain Entry Permit shown on Exhibit "F" attached hereto ("Entry Permit"), and shall act in accordance with the terms of that Entry Permit, subject, however, to the more specific limitations set forth in this Agreement. Notwithstanding any greater rights previously set forth in the Entry Permit, Buyer shall have the right to enter the Property prior to the end of the Investigation Period, solely to conduct, at Buyer's cost, expense and liability, the following studies or inspections: (i) a market and neighborhood analysis; and (ii) a complete financial analysis of the Property. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that Buyer shall not be entitled to enter the Property after the date of this Agreement, for the investigations relating to the Approved Conditions, and by execution and delivery hereof, the Entry Permit is deemed so modified. In addition, Buyer may enter the Property after the expiration of the Investigation Period (provided Escrow has not been canceled), subject to the Entry
Permit through the Closing Date with the prior written consent of Seller (which consent shall not be unreasonably delayed or denied), in connection with preparation for transfer of the Property to Buyer (but not to conduct continuing diligence after expiration of the Investigation Period), for purposes such as obtaining access to the books and records of Seller made available to Buyer pursuant to Section 5(a) above, in connection with audits by Buyer=s auditors, and meeting with on-site staff to effect an orderly transition of management following the Closing Date.

6.   Limitation on Leasing.   Subsequent to Buyer's execution and
delivery of the Entry Permit, and while this Agreement is in effect, and so long as Buyer is not in default hereunder, Seller shall not modify any of the Leases or enter into any new Leases after the Effective Date without the prior written consent of Buyer, which shall not be unreasonably withheld. Such consent shall be conclusively presumed to be granted two (2) business days after a copy of such proposed new Lease or Lease modification is delivered to Buyer, unless Buyer objects in writing, listing the specific and reasonable basis for such objection, by Notice to Seller within such period. As to all such Leases or Lease modifications entered into after the Effective Date (unless Buyer timely and properly objects as set forth above), Buyer hereby expressly assumes all obligations of the landlord under such Leases, including obligations with respect to tenant improvements, and contracts relating thereto (including without limitation such obligations relating to the Michael Danner Lease), leasing commissions and free rent or other rent concessions, whether such obligations are payable prior or subsequent to the Closing Date; provided, however, that the proposed construction contract with respect to the "Trotter Lease," and leasing commissions obligations in connection therewith, shall not be assumed by Buyer, and such tenant improvement costs and leasing commissions shall be allocated as described in Section 4(i) above. Except with respect to entering into new Leases and Lease modifications, Seller shall retain all of its rights to operate the Property in the ordinary course of business prior to the Closing Date, including taking legal action against Tenants in default under their Leases, and Buyer shall cooperate (at no cost to Buyer) with Seller's prosecution of such actions to completion following the Closing. Notwithstanding the foregoing, prior to delivering a Tenant notice under Code of Civil Procedure '1161, et seq., Seller shall deliver a Notice to Buyer specifying the nature of the default and the amount to be paid or other actions required to cure the default. If Buyer fails to deliver Notice to Seller within three (3) days of Seller=s Notice, pursuant to which Buyer agrees to treat such Lease as a Lease subject to the provisions of Sections 4(a)(ii) and 4(b)(ii) (so as to apply amounts received post-closing first to delinquent amounts which accrued pre-closing), then Seller may proceed to exercise its rights and remedies against such Tenant.

7.   Conditions Precedent to Closing.

     (1) Buyer's Conditions. The closing of the purchase of the Property on the Closing Date and Buyer's obligation to acquire the Property shall, in addition to any other conditions set forth herein, be conditional and contingent upon satisfaction, or waiver by Buyer, of all of the below listed conditions:

          (1) Personal Property. The Personalty shall consist of those items described on Exhibit "B" hereto, subject only to changes relative to use and consumption thereof during the ordinary course of business while this Agreement is in effect;

          (2) Compliance with Agreement. Seller shall have substantially performed and complied with all of its covenants and conditions contained in this Agreement;

          (3) Accuracy of Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be confirmed by Seller in writing as materially true and correct as of the Closing Date;

          (4) Title. No matters shall have been placed of record after expiration of the Investigation Period, and remain of record as of the Closing Date, other than mechanics and materialmen liens, and other liens, placed of record (i) in connection with acts or omissions of Tenants or work performed by or for Tenants, and not financed by Seller, and (ii) as a result of acts or omissions of Buyer, which matters the Title Company intends to include as an exception to the Title Policy;

          (5) Casualty or Condemnation. No casualty or condemnation has occurred pursuant to which Buyer has elected to terminate the Agreement in accordance with Section 13 below; and

          (6) Estoppels. Seller shall have delivered to Buyer prior to the Closing Date, Tenant estoppels, executed within sixty (60) days of the Closing Date and in the form of Exhibit "G-1", either directly to the benefit of Buyer or assigned by Seller to Buyer, and without any material exceptions noted thereon by the applicable Tenant except for Permitted Estoppel Exceptions (as defined below) ("Tenant Estoppels") from (i) Tenants leasing, in the aggregate, as of the Effective Date, not less than seventy-five percent (75%) of the total leased space in the Property, with the exception of O'Flaherty & Belgum and Josi & Dold, and
               (ii) all Tenants leasing, as of the Effective Date, more than 3,000 square feet of net rentable area of the Property, with the exception of O'Flaherty & Belgum and Josi & Dold (it being understood and agreed that Leases entered into after the Effective Date and approved or deemed approved by Buyer shall be deemed to have approved Tenant Estoppels); provided, however, that, with respect to one or more particular premises in the Property, Seller may, in lieu of delivering to Buyer a Tenant Estoppel to meet such condition, deliver a "Seller's Estoppel" with respect to such leased space, in the form of Exhibit "G-2" attached hereto (or a portion thereof, as needed), subject only to Permitted Estoppel Exceptions; provided, further, however, that in the event that Seller thereafter delivers a Tenant Estoppel to Buyer with respect to the same Lease (either before or after the Closing Date), then Seller's Estoppel shall be of no force and effect with respect to the Lease covered by such Tenant Estoppel, if and to the extent that the Tenant Estoppel is consistent with the previously delivered Seller's Estoppel. As used herein, "Permitted Estoppel Exceptions" means all of the following: (i) a Tenant's failure to include (after Seller's delivery of the Tenant Estoppel to Tenant in the form of Exhibit "G-1"), Paragraph 10 of Exhibit "G-1"; and (ii) a Tenant's disclosure of information (x) consistent with the Lease of the Tenant, or inconsistent with such Lease in an immaterial respect, or (y) known to or made available to Buyer prior to expiration of the Investigation Period in connection with Buyer's review of materials pursuant to Section 5 above.

     (2) Seller's Conditions. The closing of the purchase of the Property on the Closing Date and Seller's obligation to sell and convey the Property shall, in addition to any other conditions set forth herein, be conditional and contingent upon satisfaction, or waiver by Seller, of each and all of the below listed conditions:

          (1) Compliance with Agreement. Buyer shall have substantially performed and complied with all of its covenants and conditions contained in this Agreement, and shall have delivered all documents required to be delivered by Buyer pursuant hereto to effect a purchase of the Property in accordance herewith;

          (2) Accuracy of Representations and Warranties. All representations and warranties of Buyer contained in or made pursuant to this Agreement shall be confirmed by Buyer in writing as true and correct as of the Closing Date;

          (3) Title. The condition precedent set forth in Section 7(a)(iv) shall have been satisfied.

8. Closing Documents. On or before the Closing Date, Seller and Buyer shall deliver to Escrow Agent the following fully-executed documents and/or items, acknowledged where appropriate (together referred to herein as the "Closing Documents"):

     (1) Deed. A Grant Deed, in the form attached as Exhibit "H" (the "Deed"), executed by and notarized on behalf of Seller, and conveying Seller's interest in the Property and Improvements to Buyer, subject to general and special real estate taxes and assessments, and all matters of record or apparent from an inspection or survey.

     (2) Bill of Sale, Assignment and Assumption Agreement. A Bill of Sale, Assignment and Assumption agreement to be executed and delivered by Seller and Buyer, in the form attached hereto as Exhibit "I" (the "Bill of Sale") (i) conveying to Buyer title to the Personalty, (ii) assigning to Buyer Seller's interest in all Leases (other than the Lease described on Exhibit "A-1") and providing for assumption thereof by Buyer, (iii) assigning to Buyer, Seller's interest in all assignable, written or oral service, maintenance, construction, parking, brokerage, leasing commission, advertising, employment, operating or other contracts, arrangements or agreements affecting the Property, including any third party management agreements or contracts (but not any management agreement or management contract, or leasing agreement with respect to the entire Property, entered into by ARES, Inc. or any other affiliate of Seller), and any agreements pursuant to which goods, services, supplies or any other items whatsoever are furnished and/or to be furnished in connection with the Property, or the repair, maintenance or operation of the Property or any portion or component thereof ("Service
Contracts"), and providing for assumption thereof by Buyer; provided, however, that Seller shall cause to be completed following the Closing, and Buyer shall not assume at Closing the obligations to complete, the tenant improvements with respect to the Trotter Lease (but shall be responsible for payment of 50% of the costs of construction of such tenant improvements pursuant to that certain contract entered into by and between Advance
Builders and Seller as of April 24, 1998); and (iv) assigning to Buyer all of Seller's interest in the Intangible Property, together with originals of all Intangible Property (if applicable) in each case without representation by Seller as to assignability or other matters (except to the extent expressly represented and warranted by Seller herein in Section 10 below).

     (3) Assignment of Lease. An Assignment and Assumption of Lease to be executed and delivered by Seller and Buyer, in the form attached hereto as Exhibit "I-1" (the "Assignment of Lease"), conveying to Buyer all of Seller's interest, if any, in the Lease described therein and on Exhibit "A-1" hereto.

     (4)  Non-Foreign Status Affidavit.  Seller shall deliver an
Affidavit of Non-Foreign Status in the form of Exhibit "J" attached hereto, together with a State of California FTB 590RE form.

     (5) Other Documents. Buyer and Seller shall deliver such other documents as shall be reasonably required to transfer or assign the Property to Buyer, and provide for assumption of liabilities by Buyer as provided herein.

9.   Closing.

     (1) Closing Date. The Closing Date shall be on a business day as agreed to by Seller and Buyer, but in all events shall be on a date no later than the Outside Closing Date, unless this date is mutually extended in writing by Seller and Buyer in the exercise of their respective sole discretion.

     (2) Time and Place. The Closing shall take place through Escrow on the Closing Date at the offices of Escrow Agent.

     (3) Payment of Purchase Price. Buyer shall deliver to Escrow at least one (1) business day before the Closing Date immediately available funds in the amount of the Purchase Price plus any prorations, costs and expenses hereunder payable by Buyer, and less the amount of the Deposit (which shall have been delivered to Seller on or before the day after the expiration of the Investigation Period). The amount of the Deposit shall be credited against the Purchase Price upon Closing.

     (4) Possession. Possession of the Property shall be delivered to Buyer on the Closing Date, subject only to the rights of Tenants under the Leases and matters of record or apparent by inspection or survey of the Property. At Closing, Seller will make available to Buyer at the Real Property all keys (identified as to suite), Personalty, and originals or true and correct copies of all plans and specifications, manuals, warranties and operating logs for the Real Property and other operating and management documents not previously delivered to Buyer and in Seller's possession or control.

     (5) Closing Costs. Seller shall pay at Closing the premium for the standard coverage policy of title insurance, documentary transfer fees and one-half of the escrow and recording fees.
Buyer shall pay the premium for the extended coverage policy of title insurance and one-half of the escrow and recording fees.
Seller and Buyer shall each be responsible for paying their respective attorneys' fees and costs, if any.

     (6) Settlement Statement and Disbursement Ledger. Escrow Agent shall prepare and deliver to the parties on the Closing Date a correct Settlement Statement and Cash Receipts and Disbursements Ledger.

     (7) Title Policy. Escrow Agent shall require Title Company to deliver the Title Policy to Buyer (with a copy to Seller) within fifteen (15) business days following the Closing Date.

     (8) Bill of Sale. On the Closing Date, Seller shall assign to Buyer, the Personalty and the Intangible Property, with the exception of items of Personalty excluded pursuant to the Bill of Sale, and Seller shall assign to Buyer and Buyer shall assume, Seller's rights and obligations under, the Leases and Service Contracts, in accordance with and as specified in the Bill of Sale.

     (9) Audit Letter. On or before the Closing Date, at Buyer's request, Seller shall deliver a letter to Buyer's auditors, in the form of Exhibit "K" attached hereto.

10. Representations and Warranties of Seller. Seller represents and warrants to Buyer, as of the Effective Date and as of the Closing Date, as follows:

     (1) Status of and Execution by Seller. Seller is (i) in good standing and validly existing as a New York corporation; and (ii) duly authorized, qualified and licensed to do all things required of it under or in connection with this Agreement, including to execute, deliver and perform this Agreement. All agreements, instruments, and documents herein provided to be executed by Seller will be duly executed by and binding upon Seller as of the Closing.

     (2) Leases. The Lease Schedule attached hereto as Exhibit "L" correctly lists, as of the Effective Date, all of the Leases and the base rental currently required to be paid with respect thereto. Except as disclosed on Exhibit "L," the Leases are not in monetary default as of April 30, 1998, and Seller shall have, on or before the Diligence Date, made available to Buyer true and accurate copies of the Leases in effect as of the Effective Date.
Notwithstanding anything to the contrary in this Agreement, to the extent that the foregoing statements are confirmed by Tenants in Tenant Estoppels delivered to Buyer (or in other documents made available to Buyer), Seller shall have no obligation or liability to Buyer with respect to such statements regarding such Leases.

     (3) Service Contracts. There are no Service Contracts which are not terminable on thirty (30) (or fewer) days' notice, and entered into by Seller with respect to the Property, which remain in effect, except those listed on Exhibit "M" attached hereto.

     (4) Mechanics Liens. To Seller's knowledge, there are no mechanics liens outstanding with respect to the Property as a result of work performed thereon by Seller, or contractors or agents of Seller, except any of the same as shall be removed (or endorsed over by Title Company) as of the Closing Date.

     (5) Financial Statements. To Seller's knowledge, there are no materially incorrect income or expense figures in any financial statements prepared by or for Seller and made available to Buyer with respect to the Property, except as may be corrected in other financial or other statements or documents made available to Buyer in connection with Buyer's due diligence, and Seller acknowledges and agrees that Buyer, at Buyer's sole cost and expense, may request its auditors to review such statements in connection with its purchase of the Property.

     (6) Pending Actions. To Seller's knowledge, except as set forth on Exhibit "C," there is no litigation, claim, administrative action, arbitration or other proceeding now pending or threatened in writing against Seller relating to the Property, which would materially and adversely affect the use, operation or construction of the Property, and which is not a matter of public record.

     (7) No Violations. To Seller's knowledge, Seller has received no written notice of violations of City, County, State, Federal, building, fire or health codes, zoning codes or other regulations or ordinances, filed or issued against the Property by any government authority, which violations remain outstanding and which would materially and adversely affect the use of the Property.

     As used in this Agreement, the term "to Seller's knowledge" shall mean to Seller's actual present knowledge, as determined by the state of knowledge of the individual who acts as the Seller's asset manager of the Property as of the Effective Date (or, with respect to Section 10(g) only, as determined by the state of knowledge of Steve Randall and Terry Peterson), with respect to the Property, without independent investigation or independent review of Seller's files. Seller shall not have any liability for breach of its representations and warranties herein if, as of the Closing Date, the representations and warranties set forth above shall not be true, but Buyer has knowledge of such facts prior to the Closing and proceeds to close Escrow notwithstanding such facts. Seller shall be entitled to state in writing prior to Closing exceptions to the representations, warranties, and covenants set forth above, in which case Buyer may (i) terminate this Agreement if such exceptions are not reasonably acceptable, in which event the Deposit (less Buyer's share of Escrow and Closing costs) shall be returned to Buyer, or (ii) elect to close Escrow notwithstanding such exceptions. In either event, Seller shall have no further obligation or liability to Buyer. The representations and warranties of Seller set forth in this Agreement shall survive for one (1) year after the close of Escrow.

11. Representations and Warranties of Buyer. Buyer represents and warrants to Seller, as of the Effective Date and as of the Closing Date, as follows:

     (1) Status of and Execution by Buyer. Buyer is now and on the Closing Date will be: (i) duly formed and validly existing as a Maryland limited partnership; (ii) duly authorized, qualified and licensed under the laws of the State of California to conduct business and to acquire the Property; and (iii) duly authorized, qualified and licensed to do all things required of it under or in connection with this Agreement, including to execute, deliver and perform this Agreement. All agreements, instruments, and documents herein provided to be executed by Buyer will be duly executed by and binding upon Buyer as of the Closing.

     (2) No Violations. Neither this Agreement nor any of the agreements, instruments and documents herein provided to be executed or to be caused to be executed by Buyer violate or will violate any provision of any agreement, law, regulation or judicial order to which Buyer is a party or by which it is bound.

     The representations and warranties of Buyer contained in this Agreement shall survive for one (1) year after the close of Escrow.

12.  Condition of the Property.

     (1) AS-IS. Buyer acknowledges that Seller is selling, and Buyer shall accept, the Property in an "AS IS" condition without any representation or warranty whatsoever by Seller relating to the Property, with the exception of the express, limited representations and warranties set forth in Section 10 above.
Buyer acknowledges that it is a sophisticated real estate investor who shall have had, as of the Closing Date, open access to, and sufficient time to review, all information, documents, agreements, studies and tests relating to the Property that Buyer elects to conduct, and conduct a complete and thorough inspection, analysis and evaluation of the Property, including without limitation investigation of structural, seismic, zoning, land use and environmental issues, if any, and further acknowledges that Buyer has conducted, or shall conduct with respect to matters other than Approved Conditions, such tests and investigations, if at all, prior to expiration of the Investigation Period, and that Buyer shall receive and review such information as Buyer shall require in the course of its investigation. Buyer has undertaken (with respect to Approved Conditions), and shall undertake (with respect to all matters other than Approved Conditions) such investigation as Buyer deems necessary or desirable to make Buyer fully aware of the condition of the Property as well as all facts, circumstances and information which may affect the use and operation of the Property, and Buyer covenants and warrants to Seller that Buyer shall rely solely on Buyer's own due diligence investigation in determining to purchase the Property.

     (2) Release. Effective as of the Closing Date, Buyer, on behalf of itself, its officers, directors and its and their respective successors, shall, and by the execution of this Agreement, hereby does, forever release Seller, its officers, directors, agents and employees, and its and their respective successors, of and from any and all losses, liabilities, damages, claims, demands, causes of action, costs and expenses, whether known or unknown, arising out of or in any way connected with the Property, including the condition of title to the Property (and Seller's interest in and ownership thereof) and the environmental and structural condition of the Property (herein, "Losses"). Buyer shall, upon the Closing, and, by the execution of this Agreement, hereby does, forever release Seller of and from any environmental claims and causes of action existing now or hereafter created or enacted, whether at common law or by federal, state, county, or municipal law or ordinance. Buyer agrees never to commence, aid in any way, or prosecute against Seller, its officers, directors, agents or employees or its and their respective successors, any action or other proceeding based upon any Losses. The foregoing release shall not be deemed to release any claim of Buyer for Seller's breach of its representations and warranties set forth in
Section 10 above (subject to the limitation on the (1) survival of such representations and warranties as set forth in
Section 10), nor any claim of Buyer for damages resulting from the untruth of any matter which Seller certifies to be true in any Seller's Estoppel delivered to Buyer in connection with this Agreement, which Seller's Estoppel remains in effect as of the date Buyer brings such claim.

     (3) Waiver. Buyer expressly waives any rights or benefits available to it with respect to the foregoing release under any provision of applicable law which generally provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time the release is agreed to, which, if known to such creditor, would materially affect a settlement. Buyer, by the execution of this Agreement, acknowledges that it fully understands the foregoing, and with this understanding, nonetheless elects to and does assume all risk for Losses known or unknown, described in this Section 12. Without limiting the generality of the foregoing:

THE UNDERSIGNED ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY LEGAL
COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL
CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

     "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

THE UNDERSIGNED, BEING AWARE OF THIS CODE SECTION, HEREBY
EXPRESSLY WAIVES ANY RIGHTS IT MAY HAVE THEREUNDER, AS WELL AS
UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

Seller's Initials:/s/ WJS          Buyer's Initials:/s/ VJC

13. Casualty or Condemnation. If prior to the Closing Date, the Property shall be destroyed or substantially damaged, and the cost to repair shall exceed One Million Dollars ($1,000,000.00), or if the Property shall become the subject of any proceedings, judicial, administrative, or otherwise, for eminent domain or condemnation where the value of the portion of the Property sought exceeds One Million Dollars ($1,000,000.00), Seller shall promptly notify Buyer thereof, and Buyer may then, within fifteen
(15) days after delivery of Notice of the same by Seller, elect to terminate this Agreement by giving Seller Notice thereof, in which event the parties hereto shall be relieved and released of and from any further duties, obligations, rights, or liabilities hereunder (but not under the Entry Permit), and the Deposit shall be returned to Buyer (less only Buyer's half of Escrow fees and costs). If the Closing Date is within the aforesaid fifteen (15) day period, then the Closing shall be extended to the next business day following the end of said fifteen (15) day period. If (i) the value of the Property destroyed or substantially damaged or subject to taking is equal to or less than One Million Dollars ($1,000,000.00), or (ii) Buyer elects to complete the transactions contemplated herein as provided above notwithstanding destruction or eminent domain or condemnation proceedings involving damage or condemnation value of in excess of One Million Dollars ($1,000,000.00), this Agreement shall remain in full force and effect and the purchase contemplated herein, less any portion of the Property taken by eminent domain or condemnation, if any, shall be consummated with no further adjustment or modification and at the Closing Seller shall assign, transfer, and set over to Buyer all the right, title, and interest of Seller in and to any insurance proceeds resulting from the casualty or any awards that have been or may thereafter be made for the taking or condemnation.

14.  Default and Remedies.

     IF (i) BUYER IS IN DEFAULT OF THIS AGREEMENT PRIOR TO THE CLOSING, (ii) BUYER FAILS TO CURE SUCH DEFAULT ON OR BEFORE THE DATE WHICH IS FIVE (5) DAYS AFTER NOTICE THEREOF FROM SELLER (OR, IF EARLIER, ON OR BEFORE THE OUTSIDE CLOSING DATE), AND (iii) SELLER ELECTS TO TERMINATE THIS AGREEMENT DUE TO BUYER'S DEFAULT, THE DEPOSIT AND ALL OTHER PAYMENTS AND THINGS OF VALUE DELIVERED
BY BUYER SHALL BE FORFEITED BY BUYER AND RETAINED BY SELLER, AND BOTH PARTIES SHALL THEREAFTER BE RELEASED FROM ALL FURTHER OBLIGATIONS UNDER THIS AGREEMENT. IF (i) SELLER IS IN DEFAULT OF THIS AGREEMENT PRIOR TO THE CLOSING, (ii) SELLER FAILS TO CURE
SUCH DEFAULT ON OR BEFORE THE DATE WHICH IS FIVE (5) DAYS AFTER NOTICE THEREOF FROM BUYER (OR, IF EARLIER, ON OR BEFORE THE
OUTSIDE CLOSING DATE), AND (iii) BUYER ELECTS TO TERMINATE THIS AGREEMENT DUE TO SELLER'S DEFAULT, BUYER SHALL BE ENTITLED TO OBTAIN A RELEASE OF THE DEPOSIT, AND IN LIEU OF ALL OTHER
REMEDIES AND DAMAGES, BUYER SHALL BE ENTITLED TO, AT ITS
ELECTION, EITHER (A) SPECIFIC ENFORCEMENT OF SELLER'S DUTY TO TRANSFER THE PROPERTY PURSUANT TO THIS AGREEMENT, OR (B) PAYMENT
BY SELLER OF FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) AS LIQUIDATED DAMAGES (IN WHICH EVENT BOTH PARTIES SHALL THEREAFTER
BE RELEASED FROM ALL FURTHER OBLIGATIONS HEREUNDER); PROVIDED, HOWEVER, BY PURSUING AN ACTION FOR SPECIFIC PERFORMANCE, BUYER SHALL BE DEEMED TO HAVE IRREVOCABLY ELECTED SUCH ACTION AS ITS
SOLE REMEDY HEREUNDER AND SHALL NOT BE ENTITLED TO MAINTAIN A CONCURRENT OR ALTERNATIVE ACTION FOR ANY OTHER DAMAGES OR REMEDIES.

     BUYER AND SELLER ACKNOWLEDGE THAT BUYER'S AND SELLER'S DAMAGES WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE IN THE EVENT, RESPECTIVELY, OF BUYER'S OR SELLER'S FAILURE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT AND THAT THE DEPOSIT AND THE LIQUIDATED RECOVERY SET FORTH ABOVE, FOR BUYER IN THE EVENT OF SELLER'S BREACH, AND SELLER IN THE EVENT OF BUYER'S BREACH, ARE REASONABLE ESTIMATES OF SUCH DAMAGES. THE DEPOSIT AND SUCH OTHER PAYMENT SHALL, THEREFORE, BE LIQUIDATED DAMAGES TO, RESPECTIVELY, SELLER AND BUYER, AND RETENTION THEREOF OR RECEIPT THEREOF SHALL BE, RESPECTIVELY, SELLER'S AND BUYER'S SOLE AND EXCLUSIVE REMEDY FOR THE OTHER PARTY'S FAILURE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT IN THE EVENT THE NON-DEFAULTING PARTY ELECTS TO TERMINATE THIS AGREEMENT (UNLESS BUYER ELECTS ITS RIGHT TO SEEK SPECIFIC PERFORMANCE AS PROVIDED HEREIN). EXCEPT AS EXPRESSLY PROVIDED ABOVE, SELLER AND BUYER EACH EXPRESSLY WAIVE THE REMEDIES OF SPECIFIC PERFORMANCE AND ADDITIONAL DAMAGES. IN ADDITION, BUYER HEREBY WAIVES ANY RIGHT (EXCEPT IN CONNECTION WITH AN ACTION FOR SPECIFIC PERFORMANCE), WHICH BUYER MAY OTHERWISE HAVE TO RECORD ANY NOTICE OF PENDING ACTION (LIS PENDENS) AFFECTING THE PROPERTY. BUYER AND SELLER FURTHER ACKNOWLEDGE BY THEIR INITIALS BELOW THAT THEIR RESPECTIVE WAIVER OF THEIR RIGHTS PURSUANT TO THIS SECTION 14 IS MATERIAL CONSIDERATION FOR THE OTHER PARTY TO ENTER INTO THIS AGREEMENT.


SELLER'S INITIALS: /s/ WJS       BUYER'S INITIALS: /s/ VJC

15. Brokerage Commissions. Buyer hereby represents and warrants to Seller that Buyer has not incurred, and shall not have incurred as of the Closing Date, any liability for the payment of any brokerage fee or commission in connection with the transaction contemplated in this Agreement. Seller hereby represents and warrants to Buyer that Seller has not incurred, and shall not have incurred as of the Closing Date, any liability for the payment of any brokerage fee or commission in connection with the transaction contemplated in this Agreement, except for the commission due to Cushman & Wakefield, with respect to the Property, which commission (as between Buyer and Seller) shall be the sole obligation of Seller. Seller and Buyer hereby agree to defend, indemnify and hold harmless the other from and against any and all claims of any other person claiming a brokerage fee or commission in connection with the Property through such party.

16.  Miscellaneous.

     (1) No Exchange. Seller shall not participate in, or accommodate Buyer in connection with, a ' 1031 exchange.

     (2) Entire Agreement. This Agreement supersedes all prior discussions, agreements and understandings between Seller and Buyer, with the exception of the Entry Permit and the confidentiality letter signed by Buyer on or about April 13, 1998, and constitutes the entire agreement between Seller and Buyer with respect to the transaction herein contemplated. This Agreement may be amended or modified only by a written instrument executed by Seller and Buyer.

     (3) Waiver. Each party hereto may waive any breach by the other party of any of the provisions contained in this Agreement or any default by such other party in the observance or performance of any covenant or condition required to be observed or performed by it contained herein; provided, however, that such waiver or waivers shall be in writing, shall not be construed as a continuing waiver, and shall not extend to or be taken in any manner whatsoever to affect any subsequent breach, act or omission or default or affect each party's rights resulting therefrom. No waiver will be implied from any delay or failure by either party to take action on account of any default by the other party. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

     (4) Further Assurances. Each party hereto shall do such further acts and execute and deliver such further agreements and assurances as the other party may reasonably require to give full effect and meaning to this Agreement.

     (5) Notices. All notices demands, consents, approvals and other communications given pursuant to this Agreement (each, a "Notice") must be in writing and must be sent by hand, or by telecopy (with a duplicate copy sent by ordinary mail, postage prepaid), or by certified or registered mail, postage prepaid, return receipt requested, or by reputable overnight courier service, postage prepaid, addressed to the party to be notified as set forth below:

     TO SELLER:

     The Mutual Life Insurance Company of New York
     19712 MacArthur Blvd., Suite 200
     Irvine, California 92612
     Telecopy No.: (949) 622-8889
     Attention: H.E. Dan Shasteen, Esq.

     With a copy to:

     Croudace & Dietrich
     5 Park Plaza, Suite 1050
     Irvine, California 92614
     Telecopy No.: (949) 794-9909
     Attention: Debra M. Dietrich, Esq.

     TO BUYER:

     Arden Realty Limited Partnership
     c/o Arden Realty, Inc.
     9100 Wilshire Boulevard, East Tower, Suite 700
     Beverly Hills, California 90212
     Telecopy No.: (310) 246-2941
     Attention: Mr. Victor Coleman

     With a copy to:

     Troy & Gould, P.C.
     1801 Century Park East, 16th Floor
     Los Angeles, California  90067
     Telecopy No.: (310) 201-4746
     Attn: Kenneth R. Blumer, Esq.


Notices will be deemed given when delivered to Seller or Buyer, as applicable (regardless of whether delivered to the persons stated above to receive copies), by hand or when a legible copy is received by telecopier (provided receipt is verified by telephone confirmation or one of the other permitted means of giving Notices under this Section), or if mailed, three (3) days after deposit in the U.S. mail, certified, return receipt requested (or on the date of delivery for overnight courier service), with failure or refusal to accept delivery constituting delivery for this purpose. The parties agree to use reasonable efforts to provide copies of Notices to the outside counsel for the other party specified above, but delivery of such copies shall not be required for effective delivery of Notice. Actual notice, however and from whomever given or received, will always be effective Notice when received. Either party may change its address for Notices set forth above by giving at least ten (10) days' prior Notice of such change to the other party.

     (6) Facsimile Signatures. Buyer and Seller each (i) agrees to permit the use of telecopied signatures, from time to time, where appropriate and consistent with subsection (e) above, in order to expedite the transaction contemplated by this Agreement, (ii) intends to be bound by its respective telecopied signature, (iii) is aware that the other party will rely on the telecopied signature, and (iv) acknowledges such reliance and waives any defenses to the enforcement of the documents and Notices effecting the transaction contemplated by this Agreement based on the fact that a signature or Notice was sent by telecopy.

     (7) Successors and Assigns; Survival. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns, provided, however, that if Buyer assigns this Agreement, Buyer shall not be relieved of any liability in connection herewith or the purchase and sale. Any provision of this Agreement which, by its terms, is to be performed after the Closing, shall survive the Closing Date until full performance thereof.

     (8) Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California and the venue shall be in Orange County.

     (9) No Third Parties Benefitted. The parties do not intend to confer any benefit on any person, firm, or corporation other than Seller and Buyer, except as and to the extent otherwise expressly provided herein.

     (10) Attorneys' Fees. In the event of any dispute between any parties arising out of or in connection with this Agreement or any other document executed or delivered in connection herewith, including any litigation, arbitration, bankruptcy and appellate proceedings (and efforts to enforce the judgment, award or other disposition of any of the same), the party which prevails in such action (the "Prevailing Party") shall be reimbursed by the other party for attorneys' fees, costs and expenses incurred by the Prevailing Party in connection with such dispute (whether or not such costs or expenses are specified in California Code of Civil Procedure Section 1033.5 (a) or (b)). As used herein, the "Prevailing Party" shall mean the party which obtains the net monetary recovery or, if no monetary recovery is sought, the party obtaining the greater nonmonetary relief.

     (11) Construction. The section titles or captions in this Agreement are for convenience only and shall not be deemed to be part of this Agreement. All pronouns and any variations of pronouns shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the identity of the parties may require. Whenever the terms referred to herein are singular, the same shall be deemed to mean the plural, as the context indicates, and vice versa. The enumeration of certain particulars as included within the general language shall not restrict the scope or affect the generality of such language, and except as expressly otherwise provided herein, the term "include" shall mean "include, but shall not be limited to" and the term "including" shall mean "including, without limitation." Both Buyer and Seller are sophisticated parties who have been represented by counsel in the negotiation of this Agreement, and this Agreement shall not be construed as if it had been prepared only by Buyer or Seller but rather as if both Buyer and Seller had prepared the same. If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstance shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

     (1) (12) Time of Essence. Time is of the essence of this Agreement and each and every term and provision hereof.

     (13) Confidentiality and Indemnification. Buyer covenants and agrees that: (i) all information provided to it by Seller in connection with the Property or resulting from Buyer's inspections of the Property and review of relevant materials will be held in strict confidence by it and its agents and employees,
(ii) Buyer will return all such information to Seller in the event the transaction contemplated by this Agreement is not consummated for any reason, and (iii) Buyer will not rely thereon, but will instead conduct Buyer's own due diligence inquiry with respect to the Property. Buyer further agrees to indemnify and hold Seller harmless from and against any and all claims or damages, including attorneys' fees, resulting from Buyer's breach of the covenant contained herein and/or from its or its agents' or employees' entrance onto the Property. The indemnification contained herein shall, without limitation, survive the termination of this Agreement.

     (14) Consents and Approvals. Both Seller and Buyer represent and warrant to the other that each have obtained all requisite consents and approvals, whether required by internal operating procedures or otherwise, for entering into this Agreement and closing the transaction contemplated hereby.

     (15) No Other Agreements. After the Effective Date and until the earlier of the termination of this Agreement or the Outside
Closing Date, Seller shall not enter into any written agreement with any other person or entity for the sale of the Property;
provided, however, that Seller may accept back-up offers with respect to purchase of the Property.

     (16) Exhibits. All of the Exhibits referenced in this Agreement are incorporated herein by reference.

     (17) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall be deemed one and the same instrument.

     (18) Post-Closing Covenant Re: Defaulted Leases.   If and to the
extent any of the Leases shall be in default as of the Closing
Date, and shall not have been terminated prior to the Closing
Date, Buyer acknowledges and agrees that, if Buyer consummates the purchase of the Property, Buyer shall use good faith, reasonable efforts to relet the premises subject to such Lease, so as to mitigate damages and preserve the benefits to Seller of the retained Litigation Claims.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

BUYER:

ARDEN REALTY LIMITED PARTNERSHIP,
a Maryland limited partnership

By:  Arden Realty, Inc., a Maryland corporation
Its: General Partner

     By:/s/ Victor J. Coleman
     Its: President and COO


SELLER:

THE MUTUAL LIFE INSURANCE COMPANY
OF NEW YORK, a New York mutual life insurance company

By:/s/ William J. Swackhamer
Its: Regional Vice President

By:
Its:

"ESCROW AGENT:" The undersigned acknowledges receipt of this Agreement and agrees to act in accordance with all applicable provisions contained herein.

CHICAGO TITLE INSURANCE COMPANY,
a California corporation

By: /s/ Margie Wheeler
Its: Sr. Escrow Officer